EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of BT Brands, Inc. of our report dated April 1, 2024, with respect to the financial statements of BT Brands, Inc. on Form 10-K for the year ended December 31, 2023. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Boulay PLLP

Minneapolis, Minnesota

December 13, 2024